STEIN ROE INVESTMENT TRUST
           NEWPORT PACIFIC MANAGEMENT SUB-ADVISORY AGREEMENT

     AGREEMENT dated as of August 3, 1999, among STEIN ROE INVESTMENT TRUST, a Massachusetts business trust (the "Trust"), with respect to STEIN ROE ASIA PACIFIC FUND (the "Fund"), STEIN ROE & FARNHAM INCORPORATED, a Delaware corporation ("Adviser"), and NEWPORT PACIFIC MANAGEMENT, INC., a California corporation (the "Sub-Adviser").

     In consideration of the promises and covenants herein, the parties agree as follows:

     1. The Sub-Adviser will manage the investment of the assets of the Fund in accordance with its investment objective, policies and limitations set forth in the Trust's prospectus and statement of additional information, as amended from time to time, and will perform the other services herein set forth, subject to the supervision of the Adviser and the Board of Trustees of the Trust.

     2. In carrying out its investment management obligations, the Sub-Adviser shall:

        (a) evaluate such economic, statistical and financial information and undertake such investment research as it shall believe advisable;

        (b) purchase and sell securities and other investments for the Fund in accordance with the procedures described in the Trust's prospectus and statement of additional information; and

        (c) report results to the Adviser and to the Board of Trustees.

     3. The Sub-Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

     4. The Adviser shall pay the Sub-Adviser a monthly fee at the annual rate of 0.55% of the average daily net assets of the Fund for managing the investment of the assets of the Fund as provided in paragraph 1 above. Such fee shall be paid in arrears on or before the 10th day of the next following calendar month.

     5. This Agreement shall become effective on the date first written above, and (a) unless otherwise terminated, shall continue until June 30, 2000, and from year to year thereafter so long as approved annually in accordance with the 1940 Act; (b) may be terminated without penalty on sixty days' written notice to the Sub-Adviser either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund; (c) shall automatically terminate in the event of its assignment; and (d) may be terminated without penalty by the Sub-Adviser on sixty days' written notice to the Trust.

     6.  This Agreement may be amended in accordance with the 1940
Act.

     7. For the purpose of the Agreement, the terms "vote of a majority of the outstanding shares," "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act and exemptions and interpretations issued by the Securities and Exchange Commission under the 1940 Act.

     8. In the absence of willful misfeasance, bad faith and gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, the Sub-Adviser shall not be subject to any liability to the Trust or the Fund, to any shareholder of the Trust or the Fund or to any other person, firm or organization, for any act or omission in the course of or connection with rendering services hereunder.

     9. The Fund may use the name "Newport," or any other name derived from that name, only for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect, including any similar agreement with any organization that shall have succeeded to the business of the Sub-Adviser. At such time as this Agreement or any extension, renewal or amendment hereof, or each such other similar successor organization agreement shall no longer be in effect, the Fund will cease to use any name derived from the name "Newport," any name similar thereto, or any other name indicating that it is advised by or otherwise connected with the Sub-Adviser, or with any organization which shall have succeeded to the Sub-Adviser's business as an investment adviser.

     10. The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust of the Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the assets of the Fund. The Sub-Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders of the Fund, nor from the Trustees or any individual Trustee of the Trust.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                              STEIN ROE ASIA PACIFIC FUND
                              BY:  STEIN ROE INVESTMENT TRUST

                              BY:  THOMAS W. BUTCH
                                   Name:  Thomas W. Butch
                                   Title:    President

                              NEWPORT PACIFIC MANAGEMENT, INC.

                               BY:  ___________________________
                                   Name:  James Carlson
                                   Title:  Chief Operating Officer

                              STEIN ROE & FARNHAM INCORPORATED

                              BY:  THOMAS W. BUTCH
                                   Name:  Thomas W. Butch
                                   Title: President, Mutual Funds
                                          Division